Exhibit 99.1

April 17, 2019

Dear InnerScope Hearing Technologies, Inc. Shareholders,

This is my first letter to shareholders and I plan on communicating often with you in the future. The purpose of this letter is to share with you an overview of the strategic moves that InnerScope has done in the past year to setup your company to become a GLOBAL Powerhouse of technology, innovations and delivery methods of Hearing Aids and Hearing Health Products over the next few years.

Over the last 18 months, InnerScope has worked with many international researchers, scientists, manufacturers and developers to create the necessary relationships and partnerships to carry out its mission to disrupt the $10 Billion-dollar hearing and hearing aid industry. Our industry is currently controlled by five global manufactures, who control 97% of the total market. Our team and its advisors have been evaluating numerous opportunities and relationships to increase shareholder value. We are very pleased to say these resources have developed new innovative hearing and hearing health products, including a major breakthrough in hearing aid technology with the upcoming launch of the “NEXUS”, one of the industry’s first “Self Fitting” hearing aids.

2018/2019 Summary of Product Development Projects & Breakthroughs:

•	The “NEXUS” a new revolutionary “Self Fitting” hearing aid product
•	3 specific Doctor-Designed formulations of “Nutrition for the Ears” Dietary Nutrition Supplements
•	Specifically formulated CBD Oil
•	Conducting FDA-Clinical Trial to obtain a 510k FDA-Market Clearance for a treatment for Tinnitus using Low-Level Laser Therapy.

In Addition to our new product development, we have also developed a marketing strategy using an Omni-Channel Distribution Platform for deployment of our products through various vendor and distribution partnership arrangements. By adopting this Omni-Channel Distribution Platform approach, we have successfully deployed our products through multiple sales platforms including Company owned Brick & Mortar Audiological and Hearing Aid Retail locations, Vendor and Distribution Partnerships and Strategic Alliances along with many more soon to be announced.

InnerScope’s Omni-Channel Distribution/ Vendor and Strategic Partnerships and Alliances include:

- Walmart.com, Sears.com, Kmart.com, Amazon.com, Newegg.com (eCommerce)

- Value Audiology & Hearing Aid Centers (Brick & Mortar)

- American Seniors Associations (membership organization)

- Multiple Company owned eCommerce websites sales portals

In September 2018, we entered into a 10-Year Technology Licensing and Sub-Contracting Manufacturers Agreement with Zounds Hearing Inc. out of Arizona. Utilizing Zounds as InnerScope’s Hearing Aid Technology Partner, gives us the manufacturing capability to produce premium high-quality patented hearing devices at reduced costs that can be easily deployed through InnerScope’s Omni-Channel Platform. By leveraging off of Zounds manufacturing and supply-chain, InnerScope has decreased its costs of goods by 75%+ compared to any other hearing aids purchasing arrangements made with the (5) global manufacturers.

In October 2018, InnerScope entered into a Joint Development & and Exclusive Distribution Agreement with Erchonia Corporation, (a world leader in manufacturing and development of Low-Level Therapy Technology) to obtain a FDA-510k market clearance for a treatment for Tinnitus. Once market cleared, this treatment would be the only FDA treatment for the 350+ million people globally that suffer from Tinnitus. We expect the clinical trials we are conducting at our Value Audiology & Hearing Aid Centers to be completed and to receive market clearance by end of 2019. We believe this breakthrough treatment will be a Game-Changer for InnerScope. The treatment income alone without adding the sales revenue from the laser equipment can generate in excess of a hundred million dollars.

During the last quarter of 2018 and through the beginning of 2019, we were able to secure multiple tranches of capital with 2 long-term thinking investment partners working together to grow InnerScope on both an operations and shareholder level. These 2 partners have provided the necessary capital to allow the company to grow and add tremendous amount of shareholder value. They are committed to our long-term vision and goals and will continue to support InnerScope through its expansion plans from retail locations to retailers, generating additional shareholder value.

InnerScope, together with its technology partners (Zounds & Erchonia) plans on continuing to work on research and development of cutting-edge products and treatments for the 50+ Million People in the United States and a total of 1+ Billion people globally suffering from hearing loss and hearing disorders. We believe the infrastructure that we built over the last 18 months has primed us to start regularly reporting increased revenues. Starting with the recently announced 1st Q 2019 sales rising 758% over 1st Quarter 2018.

In 2019, InnerScope will continue to focus on executing more distribution agreements with “Big Box” Retailers and Pharmacies on a National and Regional Level, as well as continue our own mission of Direct-to-Consumer Hearing Aids using our Omni-Channel Platforms. InnerScope will complete its 2019 Brick & Mortar Retail Expansion plan to own and operate a minimum of 25 Retail Locations in the Northern California and San Francisco Bay Area Market. Moreover, InnerScope will continue to further its mission to grow our brand awareness and products on a national level through television, radio, satellite radio, advertisements in local and national newspapers, and direct mailing to grow our internal sales channels of InnerScope products as well as working in conjunction Co-Op and Co-Branded Marketing with our “Big Box” Retailers.

Moving forward beyond 2019, InnerScope’s continued growth plan is a simple one. We are looking to be in a majority of the “Big Box” retailers, pharmacies, supermarkets, and other retailers around the United States and in select International Markets, offering Affordable Accessible Premium Hearing Aids to the 50+ Million people in the United States, as well as our Hearing Health Products i.e., Hearing Vitamins and CBD Oil. Regarding our InnerScope’s Brick and Mortar Retail Stores Strategy, InnerScope has a Strategic Plan to open and operate 116 Retail Locations by 2023, from Seattle to San Diego. Covering Areas like Seattle, Portland, Sacramento, San Francisco, Fresno, Santa Barbara, dozens of locations in Los Angeles, Las Vegas, Palm Springs, and many locations in San Diego. With the proper investment from correct investor(s), InnerScope can add over 1000 locations from coast to coast within the next 5 to 10 years.

InnerScope’s Investment Strategy is to continue to grow the revenue by investing capital and resources in developing new products and distribution sales and marketing channels. This Investment Strategy has caused InnerScope to be recognized internationally as the Best Hearing Aid Manufacturer for 2019 in the U.S. and has set up your company for an exponential growth well into the future.

In conclusion, 2019 is looking to be the BREAKOUT year for InnerScope Hearing Technologies. We are continuing to execute our previous announced Expansion “Rollout Plan” for our retail stores, more distribution agreements with “Big Box” retailers and Pharmacies, our Launch of our Self-Fitting Hearing Aids, proprietary Vitamin Line & CBD Oil, and finally the conclusion of our FDA 510k Clinical Trial of our Treatment for Tinnitus. With our ultimate goal of adding shareholder value and becoming a Global Leader in Hearing Health Care.

On behalf of the InnerScope Hearing Technologies Management and Team Members, I want to personally thank you for your continued support while on this journey of Disrupting this $10 Billion Dollar Hearing Industry and allowing InnerScope to change the world and helping the 50+ Million People in the United States and the 1+ Billion People Globally that need and deserve hearing help.

Sincerely,

Matthew Moore

Co-Founder & Chief Executive Officer

InnerScope Hearing Technologies, Inc.

Safe Harbor

This presentation contains forward-looking statements, which relate to future events or InnerScope Hearing Technologies future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including those described from time to time in InnerScope Hearing Technologies filings with the Securities and Exchange Commission. InnerScope Hearing Technologies undertakes no duty to update any forward-looking statements made herein.

Contact

InnerScope Hearing Technologies, Inc.
Investor Relations

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